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                                                                      EXHIBIT 21

Liquidmetal Technologies has four direct and indirect subsidiaries:

(a) Liquidmetal Golf: Liquidmetal Technologies holds [80.2%] of the issued and outstanding equity securities of Liquidmetal Golf, a California corporation.

(b) Liquidmetal Golf (Europe) Limited: Liquidmetal Golf holds 97.5% of the issued and outstanding equity securities of Liquidmetal Golf (Europe) Limited, a United Kingdom limited company.

(c) Amorphous Technologies International (Asia) PTE Ltd.: Liquidmetal Technologies holds all of the issued and outstanding equity securities of Amorphous Technologies International (Asia) PTE Ltd., a Singapore corporation.

(d) Liquidmetal Korea Co., Ltd.: Liquidmetal Technologies holds 99.97% of the issued and outstanding equity securities of Liquidmetal Korea Co., Ltd., a South Korean limited company.